Exhibit 21.1

SUBSIDIAIRES OF AGM GROUP HOLDINGS INC.

Subsidiaries	Jurisdiction of Incorporation/Formation
KOI Global Ltd (Previously known as “AGM Software Service LTD”)	British Virgin Islands
AGM Defi Tech Limited (“AGM Defi Tech”)	Hong Kong SAR
AGM Defi Lab Pte Limited (“AGM Defi Lab”)	Singapore
AGM Electronic Technology Limited (“AGM Electronic”)	Hong Kong SAR
AGM Canada Holdings Limited (“AGM Canada”)	People’s Republic of China
AGM Integrated Tech Limited (“AGM Integrated”)	Hong Kong SAR
Beijing Bixin Electronic Technology Co., Ltd (“Beijing Bixin”)	People’s Republic of China
AGM Energy Corp. (“AGM Energy”)	Canada